EXHIBIT 10.2
Dated this first day of July 2010

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SHAREHOLDERS AGREEMENT
BETWEEN
(1) ASCENDA CORPORATION
(2) ASIARIM CORPORATION
AND
(3) BAL INVESTMENTS LIMITED
(COMMODORE ASIA LIMITED)
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INDEX
CLAUSES

1	DEFINITIONS AND INTERPRETATION
2	CONTRIBUTIONS TO THE COMPANY AND WARRANTIES
3	SCOPE OF BUSINESS
4	BOARD OF DIRECTORS
5	MANAGEMENT OF THE COMPANY
6	SHAREHOLDERS OF THE COMPANY
7	MANUFACTURING AND PROCUREMENT ARRANGEMENTS
8	INSPECTION OF ACCOUNTING RECORDS AND BOOKS
9	RESPONSIBILITY FOR NOMINEES
10	CONFIDENTIALITY
11	ENTIRE AGREEMENT
12	PREVELANCE OF THIS AGREEMENT
13	NON-PARTNERSHIP
14	EFFECT OF TERMINATION
15	NOTICES
16	ASSIGNMENT
17	AMENDMENTS
18	COUNTERPARTS
19	NON-WAIVER
20	COSTS AND EXPENSES
21	SEVERABILITY
22	PROCESSING AGENT
23	GOVERNING LAW

THIS SHAREHOLDERS' AGREEMENT is made this first day of July Two Thousand and Ten.
BETWEEN:-
(1)

Ascenda Corporation, a private company with limited liability incorporated in Samoa with its principle place of business in Shanghai (People's Republic of China), 1200 Pudong Boulevard, Suite 1703, Pudong, hereby duly represented by its Director Mr. Donald Ruan ("Ascenda");

(2)

Asiarim Corporation, a publicly listed company incorporated in the State of Nevada (United States of America) and having its principle place of business in Hong Kong at Suite 1601, 16/F, Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong, hereby duly represented by its President & CEO Mr. Ben van Wijhe and its CFO Mr. Te Hwai Ho ("Asiarim");

(hereinafter collectively referred to as the "Shareholders")
AND
(3)

Bal Investments Limited, a private company incorporated in Hong Kong (Hong Kong Special Administrative Region, China) and having its offices in Hong Kong at Suite 1601, 16/F Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong, hereby duly represented by its Managing Director Mr. Philip Chang (the "JV Company")

(all of the above mentioned parties are hereinafter being referred to collectively as "Parties" and each individually as "Party")
WHEREAS:-
(A)

Ascenda and its Affiliates act as liaison between various manufacturers in the Far East and various large retailers located in Asia, Europe and the United States of America and, as such, Ascenda and its Affiliates are primarily engaged in the business of the design, sourcing and development, distribution, sales and marketing of various consumer electronics products, including but not limited to various computer and mobile (smart) phone products;

(B)

Asiarim is a corporation incorporated in the State of Nevada, United States of America (USA). Its shares are quoted on Over-the-Counter markets in the USA under the symbol 'ARMC'. Asiarim is primarily engaged in the brand marketing of the 'Commodore' trademark for mobile, PC and CE related products, content and applications on a worldwide basis. Asiarim may furthermore invest, whether directly or indirectly, in the capital stock of other legal entities with limited liability engaged in any business relating to or in connection with the trademark 'Commodore' from time to time;

(C)

The Shareholders wish to work together in the field of the design, sourcing, development and procurement of various consumer products to be marketed under the 'Commodore' trademark on a worldwide basis. One of the most critical aspects of these business activities will be organizing and structuring appropriate and sufficient trade financing facilities on an ongoing basis. Ascenda shall procure any such trade financing facilities through the JV Company to the various Commodore Sales Organizations, subject to and in accordance with the terms and conditions of this Agreement;

(D)

The company name of the JV Company shall be changed to Commodore Asia Limited with immediate effect. The JV Company shall be a Special Purpose Vehicle set up solely for the purpose to undertake the business objectives of the Shareholders set out in Recital (C) above. The JV Company may also be used to source funding from the capital markets and other financing methods. The Shareholders recognize the strengths and resources available to each Party and have formed the joint venture by means of the JV Company to embark on these business pursuits;

(E)

As at the date hereof, the JV Company has an authorized share capital of HK$ 10,000 divided into 10,000 Shares of HK$ 1.00 each of which 10,000 Shares have been issued and are fully paid-up. Asiarim holds 5,100 Shares or fifty one percent (51%) of the JV Company's issued share capital as at the date hereof. Ascenda holds 4,900 Shares or forty nine percent (49%) of the JV Company's issued share capital as at the date hereof;

(F)

The Shareholders have appointed Mr. Philip Chang as the first Executive Managing Director to the Board of the JV Company. Mr. Chang was nominated to this function by Ascenda. Following the nomination by Asiarim, Mr. Ben van Wijhe and Mr. Te Hwai Ho were appointed to Non-Executive Directors of the JV Company;

(G)	This is the Shareholders' Agreement and the Parties wish to enter into this Agreement to regulate the relationship of the Shareholders and the affairs of the JV Company.

NOW IT IS HEREBY AGREED as follows:-
1.	Definitions and Interpretation
1.1	Definitions:-
In this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:
Term	Meaning
"Affiliates"

means in relation to any Party herein which is a company, corporation, partnership or other entity, such other person, company, corporation, partnership or other entity:-

(i) over which such Party has a Controlling Interest; or

(ii) which has a Controlling Interest over such Party; or

(iii) whose Controlling Interest is held by another person, company, corporation, partnership or other entity which has a Controlling Interest over such Party;

"Board"	means the Board of Directors for the time being of the JV Company;
"Business"	means the business of the JV Company described in Clause 3.;
"Commodore Sales Organization"

means any party, whether or not an Affiliate of Asiarim or Ascenda, which has entered into a written trademark license agreement with Commodore Licensing B.V., a subsidiary of Asiarim, regarding the use of the 'Commodore' trademark in connection with certain products or services;

"Controlling Interest"

means control of:

(i) fifty percent (50%) or more of the issued share capital of the company (on an as-converted basis); or

(ii) fifty percent (50%) or more of the voting power of the company at general meeting; or

(iii) the composition of the board or in relation to a partnership or corporation, the managing general partners;

"Product Launch Date"	means:
(i) the date on which the JV Company releases its initial version of a Product for sale through a Commodore Sales Organization; or (ii) 31 December 2010 at the latest (whatever date is first);

"Products"

means various computer and mobile (smart) phone products and other consumer electronics products to be agreed upon in writing by the Shareholders from time to time, which products shall be sold and marketed under the 'Commodore' trademark through various Commodore Sales Organizations;

"Shares"	the HK$1.00 par value shares in the JV Company;
1.2

Reference in this Agreement to Clauses and the Schedules are to clauses in and the schedules to this Agreement, if any, unless the context requires otherwise, and the Schedules to this Agreement form part of this Agreement.

1.3	Unless the context requires otherwise, words importing the singular includes the plural and vice versa and words importing a gender include every gender.
1.4	The headings are inserted for convenience only and shall not affect the construction of this Agreement.
2.	Contributions to the Company and warranties
2.1	Contributions from Asiarim during the course of this Agreement:-
2.1.1

Asiarim hereby procures that its Affiliates will purchase and acquire all of its computer and mobile (smart) phone products from the JV Company, subject to and in accordance with the other terms and conditions of this Agreement.

2.1.2

Asiarim hereby commits its best efforts to promote that all Commodore Sales Organizations (not being Affiliates of Asiarim) will purchase and acquire all of its products to be marketed under the trademark 'Commodore' from the JV Company, subject to and in accordance with the other terms and conditions of this Agreement.

2.1.3

In relation to the brand registration list of 'Knijff', Asiarim hereby procures that the JV Company shall be authorized to purchase and acquire or have manufactured the Products under the 'Commodore' trademark subject to the condition that all of these Products shall be exclusively sold and distributed by the various Commodore Sales Organizations (including relevant Affiliates of Asiarim or Ascenda, if any) in various market places in the world.

2.1.4

Asiarim shall make available to the JV Company the initial funding (to be paid in installments) of up to five hundred thousand (500,000) United States Dollars by means of an intercompany loan to be granted to the JV Company. This intercompany loan shall bear interest at a rate of six percent (6%) per annum. Redemption of this intercompany loan shall take place from the operational cash-flow of the JV Company. The JV Company hereby acknowledges that it shall use the proceeds solely for financing its operating expenses, which expenses are estimated at an amount of approximately ***** United States Dollars per calendar month during the course of the first year of its operations.

2.2	Contributions from Ascenda during the course of this Agreement:-
2.2.1	Ascenda shall leverage on its resources to the JV Company, with the right skills and tools, in order to provide design, development and sourcing support to the Commodore Sales Organizations.
2.2.2

Ascenda shall furthermore arrange for approved factories to provide appropriate financial credit support under secured terms and conditions (as described herein) for sales of not less than one hundred million (100,000,000) United States Dollars for the first year upon the Product Launch Date and one hundred fifty million (150,000,000) United States Dollars for the second year followed respectively.

2.2.3

Ascenda shall be responsible for the day-to-day management and operations of the JV Company and, consequently, it shall have the exclusive right to propose the Executive Managing Director to the Board of the JV Company from time to time.

2.2.4

Ascenda hereby commits its best efforts to maximize its sales and marketing efforts through its existing network of potential customers and retailers in order to contribute incremental revenue to Asiarim and its Affiliates, under the direction of the Commodore Sales Organizations.

2.3	As soon as practicable after executing this Agreement, the Parties shall take or procure to be taken the following steps:-
2.3.1

The JV Company requires a bridge financing in order to commence its business activities. As part of its contribution set forth in Clause 2.1.4. Asiarim shall immediately make available to the JV Company financial funds covering the first two (2) months of operations.

2.3.2

The JV Company requires initial sales orders to commence its business activities. Ascenda shall immediately introduce and promote the Products and relevant Commodore Sales Organizations to its key customers and other business contacts.

2.4	Asiarim herewith acknowledges and warrants to Ascenda that:
2.4.1

The JV Company duly exists and that the authorized share capital of the JV Company amounts to ten thousand (10,000) shares, par value HKD 1.00 per share, of which ten thousand (10,000) are issued and paid in.

2.4.2

There is no agreement, arrangement or option under which any person may now or at any time call for the issue, sale or transfer of shares in the capital stock of the JV Company or require any share in the capital stock of the JV Company to be put under option;

2.4.3	The JV Company was newly incorporated and has not conducted business.
3	Scope of the Business
3.1

The Shareholders acknowledge and agree that the JV Company has been incorporated as, and will procure that the JV Company remains at all times, a Special Purpose Vehicle. The JV Company shall primarily be engaged in the business of:-

3.1.1	The design, sourcing, development and procurement of the Products.
3.1.2	Organizing and facilitating the trade financing facilities required for the proper execution of various sales orders of the Commodore Sales Organizations.
3.1.3	Arranging for product support relating to the Products.

3.2

In relation to the above mentioned business activities, the JV Company shall be entitled to use the intellectual property rights relating to the 'Commodore' trademark, including but not limited to make use of the trading name 'Commodore Asia Limited', during the course of this Agreement.

3.3	The business of the JV Company shall be conducted in the best interests of Asiarim and in accordance with the JV Company's By-Laws, Articles of Incorporation and the provisions of this Agreement.
4	Board of Directors
4.1

The JV Company shall be administered by the Board which shall consist of three individuals: an Executive Managing Director and two other Non-Executive Directors. Ascenda shall have the exclusive right to nominate the Executive Managing Director. Asiarim shall have the exclusive rights to nominate the other Non-Executive Directors. Each Shareholder shall effect any appointment or removal by depositing written notice at the JV Company's registered office and sending a copy thereof to each other Shareholder.

4.2	The Stakeholders herewith acknowledge and warrant to each other that together they shall procure in their actions that:
4.2.1	Each Director appointed pursuant to this Clause 4. holds office until he or she is either removed in the manner provided in this Clause 4. or dies or vacates on his or her own accord;
4.2.2

Any Shareholder removing a Director shall be responsible for and shall indemnify each other Shareholder and the JV Company against any claim of whatever nature arising out of such removal. If a Shareholder ceases to hold Shares, it will procure the resignation of all the Directors appointed by it and will indemnify each other Shareholder and the JV Company against any claims which may be brought by such Directors.

4.2.3	No other Director of the JV Company shall be appointed otherwise than as provided in this Clause 4.
4.3

The Board shall have official board meeting at least on a quarterly basis. The Board shall be instructed to keep detailed minutes of those meetings in writing. Each of the Shareholders shall receive a copy of the minutes of each board meeting, immediately upon its availability.

4.4

The quorum for a meeting of the Board shall be two Directors with at least one Director nominated by Asiarim and one Director nominated by Ascenda. Directors may be present in person or represented by their alternates. A person acting as an alternate for more than one Director shall be counted as a Director for each person he represents as alternate Director.

4.5

At any meeting of the Directors of the JV Company, the Executive Managing Director shall act as the chairman of the meeting. In his absence the Directors present may elect any one of them to be the chairman of that meeting. However, the chairman of any board meeting shall not have a second or casting vote.

4.6	Matters arising at the meetings of the Board shall be decided by majority vote, except for the following matters which require the unanimous approval of all of the Directors of the JV Company:
4.6.1	any decision on the issuance of additional shares in the share capital of the JV Company;
4.6.2	any decision on the investment or divestment in the share capital of a subsidiary of the JV Company;
4.6.3	any decision on the investment or divestment of any fixed asset of the JV Company in excess of an amount of ***** United States Dollars;
4.6.4	any decision on the execution of a credit line arrangement for and on behalf of the JV Company;
4.6.5	any decision on the appointment of the external auditor of the JV Company;
4.6.6	any decision on winding up the JV Company.
4.7	The remuneration (if any) of the Directors shall be determined by, and subject to the unanimous approval of the Shareholders.
4.8	The Executive Managing Director shall receive a remuneration package to be agreed upon by the Board from time to time.
4.9	The JV Company shall maintain an appropriate insurance policy for its Directors and Officers.
4.10

Each of the Directors, in performing his duties to the JV Company, shall be entitled to consider the interests of the Shareholder which designated or appointed him to the Board pursuant to this Clause 4.

5	Management of the Company
5.1	The Executive Managing Director shall be responsible for managing and controlling the day-to-day operations of the JV Company.
5.2	The financial year of the JV Company shall end on 30 September of each calendar year.
5.3

On an annual basis and prior to the start of each financial year, the Executive Managing Director shall be responsible for preparing a business plan ("Business Plan") to be approved by the Board. The Business Plan shall be to the satisfaction of Asiarim.

Each of the Shareholders shall procure that the Board shall not act or refrain from doing any act whereby there would be a material deviation (and for the purposes of this provision "material" shall mean a variation by ***** more or less) from any agreed annual budget in the Business Plan prepared in respect of salaries, staff benefits, expenses, or capital improvements of the JV Company.

5.4

The Executive Managing Director shall be responsible for the management and financial reporting of JV Company. On a monthly basis and within a period of ten (10) working days after the end of each calendar month, the Executive Managing Director shall release to each of the Shareholders for consolidation purposes a management reporting package, including but not limited to information about the (consolidated) financial performance of the JV Company and its subsidiaries, if any, in relation to the Business Plan, in a format to be provided by Asiarim.

5.5

The books and accounts of the JV Company shall be kept in accordance with generally accepted accounting principles consistently applied and monthly management accounts and operating statistics and such other trading and financial information in such form as may reasonably be required and furnished to the Directors and the Shareholders in a timely fashion.

5.6	All bank accounts established from time to time by the JV Company shall be operated in such manner as the Board may resolve.

6	Shareholders of the Company
6.1	Each Shareholder shall:-
6.1.1

exercise all voting rights and powers in relation to the JV Company so as to give full effect to the terms of this Agreement including, where appropriate, the carrying into effect of the terms as if they were embodied in the By-Laws or in the Articles of Incorporation of the JV Company;

6.1.2	procure the Directors nominated by it to give full effect to the terms of this Agreement;
6.1.3

procure that all third parties directly or indirectly under its control will refrain from acting in a manner which hinders or prevents the JV Company from carrying on its business in a proper and reasonable manner; and

6.1.4	generally, use its best endeavors to promote the business and interest of the JV Company and Asiarim.
6.2

Each Shareholder acknowledges and confirms that this Agreement is entered into between them and will be performed in a spirit of mutual co-operation, trust and confidence and that the business, profitability and reputation of Asiarim shall be extended and maximized by all reasonable and proper means and each Shareholder undertakes to use all reasonable commercial efforts to promote the business of Asiarim.

6.3

Restriction on transfers. Subject to the provisions of this Agreement, no transfer of any Shares shall be made by any Shareholder unless it receives consent from the other Shareholder and no Shareholder shall sell, mortgage, charge or otherwise dispose of or encumber the whole or any part of its shareholding or assign or otherwise purport to deal with the beneficial interest therein or any right in relation thereto separate from the legal interest.

7	Manufacturing and Procurement Arrangements
7.1

The JV Company or any of its subsidiaries shall act as a reliable supplier to Commodore Sales Organizations. The JV Company shall be the preferred supplier, subject to the condition that the JV Company is able to offer the Products at most favorable quality and price levels during the course of this Agreement.

7.2

The transfer price of all Products sold to the Commodore Sales Organizations shall be equal to the actual cost price of such Products plus a mark-up for covering the operating and financial expense of the JV Company. The JV Company shall operate its business activities on a break-even basis and it shall be responsible for bridging the business relationships between various manufacturers in the Far East and (the customers or resellers of) the Commodore Sales Organizations with the objective to maximize the operating results of Asiarim.

7.3

The JV Company shall act as a liaison between the manufacturers and the (customers and resellers of the) Commodore Sales Organizations. It is the primary task to conclude most favorable terms and conditions with the manufacturers in order to accommodate the sales orders of the Commodore Sales Organizations achieving the annual sales targets as stipulated in Section 2.2.2. of this Agreement, considering that the amounts to be received from such customers or resellers of the Commodore Sales Organizations are covered with an appropriate credit insurance policy (and for the purposes of this provision "appropriate" shall mean an insurance coverage of at least ***** of the total invoice amount).

7.4

The JV Company or its subsidiary (and its suppliers) shall warrant that the Products sold to the Commodore Sales Organizations shall be shipped in time in accordance with the agreed product specifications.

7.5

The JV Company or its subsidiary shall offer warranty in accordance with the laws and regulations in the territories where the Products are sold and delivered to the Commodore Sales Organizations. All product returns shall be credited by the JV Company or its subsidiary at the latest invoiced price. Principally, all other costs relating to product returns shall be for the account of the relevant Commodore Sales Organization, except for their right to claim direct damages from the JV Company (and thus indirectly from the manufacturer) in the event that the return rate of a certain production lot exceeds five percent (5%) or more.

7.6	The Commodore Sales Organizations shall locally facilitate appropriate and sufficient after-sale services in relation to the Products sold and delivered by the JV Company.
8	Inspection of Accounting Records and Books

The Company shall keep true and correct accounting records and books with regard to all of its operations. Such records and books, together with the audited accounts of the JV Company, shall be kept ready for inspection by any of the Shareholders or by their authorized representatives during normal office hours.

9	Responsibility for Nominees
9.1	The breach of any of the terms of this Agreement by the nominee or appointee of any of the Parties shall be deemed to be a breach of this Agreement by that Party.
10	Confidentiality

Each Shareholders shall, at all times, maintain strict confidence and secrecy in respect of all information of a proprietary nature received by it directly or indirectly during the negotiations for and the preparation of this Agreement and/or as a result of its being a Shareholder and each Shareholder shall use all reasonable endeavors, all times, to procure that its respective officers, and also that the JV Company and its subsidiaries and associated companies (if any) shall maintain strict confidence and secrecy in respect of such information. This Clause shall continue in full force and effect with respect to each Shareholder notwithstanding that it may cease to hold shares in the JV Company or otherwise cease to be bound by the terms of this Agreement.

11	Entire Agreement

This Agreement records all the terms and conditions agreed between the Parties as to the subject matter of this Agreement and supersedes in all respects, all previous letters of intention, correspondence, undertakings, agreements and arrangements (if any) between the Parties with respect to the same subject matter, whether written or oral.

12	Prevalence of this Agreement

In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Company's By-Laws of Articles of Incorporation, the terms of this Agreement shall prevail as between the Parties hereto.

13	No Partnership

Nothing in this Agreement shall continue or be deemed to constitute a partnership between the Parties hereto or constitute to except as expressly provided herein deemed to constitute any Party as agent of any of the others for any purpose whatsoever and except is expressly provided for herein no Party shall have authority or power to bind the others or to contract in the name or create a liability against the others in any way for any purpose. Any provision of this Agreement requiring the consent of the Shareholders shall require the consent of all of the Shareholders.

14	Termination
This Agreement shall continue in full force and effect until any of the following shall occur:
(a)	one Shareholder becomes the beneficial owner of all the Shares in issue and outstanding for the time being; or
(b)	the Agreement is terminated by mutual agreement of the Shareholders upon such terms and conditions as they may unanimously agree.

The termination of this Agreement howsoever arising shall not affect such of its provisions as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to any Party in respect of any breach of the Agreement by any other Party.

15	Notices

Any notice to be given hereunder by any Party to any other shall be in writing and signed by a duly authorized representative of the Party giving such notice and shall be addressed to the other at the address set out in this Agreement and to the relevant Process Agent mentioned in Clause 22. of this Agreement or at such other address as may from time to time be notified in writing to the other Party for such purposes and shall be delivered by hand or sent by facsimile or first class post. Service shall be deemed to be effected in the case of a notice delivered by hand, upon its delivery, and in the case of a notice sent by post shall be deemed to be served five (5) days after posting or upon actual receipt if earlier.

16	Assignment

This Agreement and the rights and obligations hereunder are personal to the Parties hereto, shall ensure for and be binding on their respective successors and shall not be assigned by any of the Parties to any third party.

17	Amendments
This Agreement shall not be amended, supplemented or modified except in writing, duly signed by all the Parties.

18	Counterparts

This Agreement may be executed in any number of counterparts and by the Shareholders on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same Agreement.

19	Non Waiver

Any failure of any Party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such Party thereafter to enforce each and every such provision.

20	Costs and Expenses

Each of the Shareholders shall bear its own costs of the negotiation, preparation and execution of this Agreement. The JV Company shall bear the expenses of its incorporation and its subsidiaries (if any) and all disbursements incurred in connection therewith (including without limitation, the capital duty payable in its share capital).

21	Severability
If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.
22	Process agent
22.1

Ascenda hereby irrevocably appoints the JV Company at its Hong Kong registered address from time to time as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of Ascenda for this purpose, Ascenda shall promptly appoint a successor agent satisfactorily to the other Parties, notify the other Parties thereof and deliver to the other Parties a copy of the new process agent's acceptance of appointment provided that until the other Parties receive such notification, they shall be entitled to treat the agent named above (or its said successor) as the agent of Ascenda for the purposes of this Clause. Ascenda agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to Ascenda.

22.2

Asiarim hereby irrevocably appoints the JV Company at its Hong Kong registered address from time to time as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of Asiarim for this purpose, Asiarim shall promptly appoint a successor agent satisfactorily to the other Parties, notify the other Parties thereof and deliver to the other Parties a copy of the new process agent's acceptance of appointment provided that until the other Parties receive such notification, they shall be entitled to treat the agent named above (or its said successor) as the agent of Asiarim for the purposes of this Clause. Asiarim agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to Asiarim.

23	Governing Law and Jurisdiction

This Agreement and all questions arising out of or under this Agreement shall be governed by and interpreted in accordance with the laws of the Hong Kong Special Administrative Region (China) and the Parties submit to the non-exclusive jurisdiction of the Courts of the Hong Kong Special Administrative Region.

AS WITNESS the hands of the Parties or their duly authorized representatives the day and year first above written.
SIGNED by	)
Mr. Ben van Wijhe. President & CEO	)
For and behalf of	)
Asarim Corporation	)

in the presence of:-)
)
)

SIGNED by	)
Mr. Te Hwai Ho, CFO	)
For and behalf of	)
Asiarim Corporation	)

in the presence of:-)
)
)

SIGNED by	)
Mr. Donald Ruan, Director	)
For and on behalf of	)
Ascenda Corporation	)

in the presence of:	)
)
)

SIGNED by	)
Mr. Philip Chang, Managing Director	)
For and on behalf of	)
Bal Investments Limited	)

in the presence of:	)
)
)